EXHIBIT 99.1

CONTACT:	Gulf Island Fabrication, Inc.	FOR IMMEDIATE RELEASE
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Joseph “Duke” Gallagher, 985-872-2100
Chief Financial Officer

GULF ISLAND ANNOUNCES PRICING OF UNDERWRITTEN PUBLIC OFFERING OF

800,000 SHARES OF ITS COMMON STOCK BY ARANSAS PARTNERS

Houma, LA, September 12, 2007. . . Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today announced the pricing of an underwritten public offering of 800,000 shares of its common stock by one of its stockholders, Aransas Partners, at a price of $34.25 to the public, pursuant to an effective registration statement on Form S-3. Aransas Partners is managed by Technip USA, Inc. The Company will not receive any of the net proceeds from the sale of shares of common stock by the selling stockholder. The offering is expected to close on September 17, 2007, subject to customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. Johnson Rice & Company L.L.C. was the sole underwriter in the offering. Copies of the prospectus relating to the offering may be obtained from the offices of Johnson Rice & Company L.L.C., 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The Company fabricates various structures, including jackets and deck sections of fixed production platforms, hull and deck sections of floating production platforms, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides certain services including offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and tension leg platform module integration, and loading and offloading drilling rigs, and steel warehousing and sales.

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